Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Monroe Capital Corporation and Subsidiaries

We consent to the incorporation by reference in the prospectus supplement dated May 8, 2020 (to prospectus dated June 25, 2019) of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 3, 2020, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the use in this prospectus supplement of our report dated March 3, 2020, relating to the senior securities table appearing in this prospectus supplement.

We also consent to the reference to our firm under the captions “Senior Securities” and "Independent Registered Public Accounting Firm" in this prospectus supplement.

/s/ RSM US LLP

Chicago, Illinois

May 8, 2020